Exhibit 99.1

Cascade Microtech Reports

First Quarter 2013 Results

Revenue of $27.5 Million

Income from Operations of $1.0 Million

EPS of $0.05

BEAVERTON, Ore.—(MARKETWIRE) — April 30, 2013—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the first quarter ended March 31, 2013.

Financial summary

Operating results for the quarter ended March 31, 2013 were as follows:

•	Revenue of $27.5 million, down 9.5% compared to $30.4 million in the fourth quarter of 2012 and consistent with the first quarter of 2012.

–	Revenue for Systems of $17.7 million, seasonally down 14.7% compared to $20.7 million in the fourth quarter of 2012 and down 2.9% compared to $18.2 million in the first quarter of 2012.

–	Comparing the fourth quarter of 2012 to the first quarter of 2013, the effect of foreign currency translation reduced quarterly revenue by 1.9%.

•	Gross margin of 42.0%, compared to 43.0% in the fourth quarter of 2012, and 43.4% in the first quarter of 2012.

–	Systems gross margin of 37.9%, compared to 38.9% in the fourth quarter of 2012, and 39.6% in the first quarter of 2012, due primarily to volume changes.

•	Operating expenses of $10.5 million, down 2.5% compared to $10.8 million in the fourth quarter of 2012, and down 1.8% when compared to $10.7 million in the first quarter of 2012.

–	Research and development expenses were down when compared to both periods due to the timing of projects.

•	Income from operations of $1.0 million, down when compared to $2.3 million in the fourth quarter of 2012, and $1.3 million in the first quarter of 2012.

•	Net income of $0.7 million, down when compared to $1.7 million in the fourth quarter of 2012, and consistent with the first quarter of 2012.

•	Earnings per diluted share of $0.05, down when compared to $0.12 in the fourth quarter of 2012 and consistent with the $0.05 in the first quarter of 2012.

•	Quarterly Book-to-Bill ratio of 0.96 to 1.

“The first quarter of 2013 was seasonally down as expected, generally in line with the first quarter of 2012, and establishes a strong base for Cascade Microtech to build on throughout 2013. Despite the seasonal decline, we set an all-time quarterly revenue record in Yen in Japan. Looking forward, the first quarter should be our low quarter for 2013 and we expect strong growth throughout the second half. This timing is consistent with our plan to receive additional revenue from our recent new product introductions,” said Michael Burger, President and CEO.

Financial outlook

When compared to our first quarter 2013 financial outlook, we are increasing our guidance for the second quarter of 2013. We expect revenue to be in the range of $27.0 million to $30.0 million. GAAP earnings per share is expected to be in the range of $0.08 to $0.12 on a fully-diluted basis, assuming no significant one-time charges or changes in foreign currency rates.

We will host a conference call beginning at 2:00 p.m. PDT (5:00 p.m. EDT) on Tuesday, April 30, 2013, to discuss our results for the first quarter ended March 31, 2013.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. To participate in the simultaneous audio cast of the conference in listen-only mode, call: 866-578-5771, International 617-213-8055, passcode: 58061013. A replay will be available after 7:00 p.m. EDT at the same internet address. (For a telephone replay available after 7:00 p.m. EDT, dial: 888-286-8010, international: 617-801-6888, Passcode: 62591845).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to anticipated revenue and earnings per share for the second quarter of 2013, strong growth throughout the second half, traction in our new products and improvement of the overall market are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; potential delays and other factors affecting the timing of new product introductions; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe-cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian
Cascade Microtech, Inc.
(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Revenue	$27,471	$30,368	$27,543
Cost of sales	15,928	17,313	15,592

Gross profit	11,543	13,055	11,951
Operating expenses:
Research and development	2,456	3,022	2,779
Selling, general and administrative	8,046	7,749	7,911

	10,502	10,771	10,690

Income from operations	1,041	2,284	1,261
Other income (expense):
Interest income, net	20	26	10
Other, net	(244)	(240)	(407)

	(224)	(214)	(397)

Income before income taxes	817	2,070	864
Income tax expense	70	380	124

Net income	$747	$1,690	$740

Net income per share:
Basic	$0.05	$0.12	$0.05
Diluted	$0.05	$0.12	$0.05
Shares used in computing net income per share:
Basic	14,227	14,223	14,188
Diluted	14,599	14,428	14,301

CASCADEMICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$18,588	$17,927
Marketable securities	5,291	5,322
Restricted cash	1,038	1,069
Accounts receivable, net	21,147	21,087
Inventories	23,472	24,277
Prepaid expenses and other	2,180	2,503

Total current assets	71,716	72,185
Fixed assets, net	7,821	8,271
Purchased intangible assets, net	1,452	1,610
Goodwill	961	990
Other assets, net	2,066	2,224

	$84,016	$85,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,264	$5,900
Deferred revenue	2,387	3,526
Accrued liabilities	5,098	6,640

Total current liabilities	14,749	16,066
Deferred revenue	433	356
Other long-term liabilities	2,443	2,940

Total liabilities	17,625	19,362
Stockholders’ equity:
Common stock	91,287	91,039
Accumulated other comprehensive income (loss)	(1,238)	(716)
Accumulated deficit	(23,658)	(24,405)

Total stockholders’ equity	66,391	65,918

	$84,016	$85,280

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